UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by PPL Electric Utilities Corporation (“PPL Electric”) on February 1, 2006 (the “Original Form 8-K”) to report certain compensation matters relating to PPL Electric’s President, Senior Vice President-Financial and Treasurer, who are PPL Electric’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K). The Original Form 8-K reported approvals on January 26, 2006 by the Compensation and Corporate Governance Committee (“C&CGC”) of the Board of Directors of PPL Corporation regarding the long-term incentive equity awards of all three of PPL Electric’s named executive officers and the 2006 base salaries and short-term incentive cash awards of PPL Electric’s President and Senior Vice President-Financial. As noted in the Original Form 8-K, the 2006 base salary and short-term incentive cash award of PPL Electric’s Treasurer, James E. Abel, were scheduled to be approved by PPL Corporation's Corporate Leadership Council (“CLC”) on February 13, 2006. Mr. Abel also is an officer of PPL Corporation and is not paid separately as an officer of PPL Electric.

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On February 13, 2006, the CLC approved an increase in Mr. Abel’s base salary from $250,773 in 2005 to $265,773 in 2006, after a review of performance and competitive market data. Also on February 13, the CLC authorized an annual incentive cash (i.e., bonus) award to Mr. Abel for 2005 performance of $110,200. The incentive cash award was made to Mr. Abel for the achievement of specific, independent goals established and measured by the CLC, with an award target of 40% of his 2005 base salary. The annual incentive cash award was made by applying this target percentage to the percentage of goal attainment as determined by the CLC. The goal categories for 2005 were listed in the Original Form 8-K. On March 1, 2006, pursuant to his election under the terms of PPL Corporation's Cash Incentive Premium Exchange Program, Mr. Abel will be granted 1,020 restricted stock units in exchange for $22,040 of his incentive cash award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Paul A. Farr Paul A. Farr Senior Vice President-Financial

Dated: February 16, 2006